Exhibit 10.8

AGREEMENT FOR THE PURCHASE AND SALE
OF PARTNERSHIP INTERESTS
by and among
ETRE HOLDINGS A-2, LLC
1 Brown Street ASSOCIATES, L.P.,
800 Delaware Ave Associates L.P.,
WATERVIEW GRANDE, L.P.
1-33 BROWN STREET, LLC
and
800 NORTH DELAWARE AVENUE, LLC

Dated as of April 16, 2015

EXHIBITS
A    Sellers’ Interests
B    Form of Restated Partnership Agreement
C    Form of Retail Master Lease
D    Form of Property Management Agreement
E    Form of Administrative Agreement
F    Assumed Capitalization of the Property and Use of Funds

SCHEDULES

3.2(d)        Capitalization of Owners
3.2(f)        Litigation
3.2(h)(i)    Liens
3.2(h)(ii)    Leases
3.2(j)        Environmental
3.2(o)        Material Contracts
3.2(z)         Broker Agreements

AGREEMENT FOR THE PURCHASE AND SALE
OF
PARTNERSHIP INTERESTS
THIS AGREEMENT FOR THE PURCHASE AND SALE OF PARTNERSHIP INTERESTS (including all exhibits and schedules, hereinafter referred to as this “Agreement”) is made and entered into as of April 16, 2015 (the “Effective Date”) by and among ETRE HOLDINGS A-2, LLC, a Delaware limited partnership (the “Purchaser”), 1 Brown Street Associates, L.P., a Pennsylvania limited partnership (“Brown”), 800 Delaware Ave Associates, L.P., a Pennsylvania limited partnership (“800 Delaware” and together with Brown, the “Owners”, and each individually, an “Owner”), Waterview Grande L.P., a Pennsylvania limited partnership (“Waterview LP”), 1-33 Brown Street, LLC (the “Brown GP”) and 800 North Delaware Avenue, LLC (the “800 Delaware GP”, and together with Brown GP, the “General Partners”, and together with Waterview LP, collectively, the “Sellers” and individually, a “Seller”). Terms used but not defined shall have the meanings ascribed to them in Section 6.1.
RECITALS
A.    WHEREAS, in conjunction with the initial public offering (the “IPO”) of ETRE REIT LLC, Series A-2, a Delaware series LLC (the “Series A-2 REIT”), the Purchaser desires to acquire (i) eighty-eight and ninety-nine hundredths percent (88.99%) of the limited partnership interests in each of Brown and 800 Delaware (the “Limited Partnership Interests”), and (ii) the entire one hundredths percent (0.01%) of the general partnership interests owned by each of the Brown GP and the 800 Delaware GP in each of Brown and 800 Delaware (collectively, the “General Partnership Interests”, and together with the Limited Partnership Interests and the Retained Interests (as defined below), as applicable, the “Interests”). Brown owns One Brown Street, Philadelphia, Pennsylvania (the “Brown Property”) and 800 Delaware owns 800 Delaware Avenue, Philadelphia, Pennsylvania (the “800 Delaware Property”), collectively known as Penn Treaty Village Pennthouses (collectively, the “Property”).
B.    WHEREAS, (i) Waterview LP owns one hundred percent (100%) of the Limited Partnership Interests in each of 800 Delaware and Brown, (ii) the 800 Delaware GP owns 100% of the General Partnership Interests in 800 Delaware, and (iii) the Brown GP owns 100% of the General Partnership Interests in Brown.
C.    WHEREAS, at the Closing, subject to the terms and conditions of this Agreement, (i) Waterview LP shall assign, convey, sell and transfer eighty-eight and ninety-nine hundredths percent (88.99%) of the Limited Partnership Interests in each of the Owners, and (ii) each General Partner shall assign, convey, sell and transfer all of their General Partnership Interests in each of the Owners as set forth on Exhibit A, directly to the Purchaser, subject to Purchaser’s rights contained in Section 1.3(b). Waterview LP will retain in the aggregate eleven percent (11%) of the Limited Partnership Interests in each of the Owners, subject to increase, but not decrease, as set forth in this Agreement (the “Retained Interests”).
NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
TERMS OF AGREEMENT
ARTICLE 1
PURCHASE AND SALE

Section 1.1    Sale of the Interests. At the Closing and subject to the terms and conditions contained in this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept, all right, title and interest held by the applicable Seller in the Interests directly, free and clear of all Liens.

Section 1.2    Existing Loan and the New Loan.

(a)Each of the Brown Property and the 800 Property are encumbered with mortgage financing (collectively, the “Existing Loan).

(b)It shall be a condition precedent to the Purchaser’s and Sellers’ obligations to consummate the transactions contemplated by this Agreement that on or prior to the Closing Date, the Sellers shall (i) pay off the Existing Loan on or before the Closing and (ii) obtain a new loan prior to Closing (such loan being referred to herein as the “New Loan”) meeting the requirements of Section 1.2(c) below.

(c)In order for the New Loan to be valid and acceptable to the Purchaser it shall meet each of the following requirements, as applicable:

(i)The principal amount of the New Loan shall be not less than $50,000,000 (the “New Loan Amount”) and will bear an annual interest rate of approximately 4.0% and will mature no earlier than five (5) years from the date of the Closing; and

(ii)The New Loan shall not materially increase the obligations, or materially decrease the rights, of Brown (as borrower) or of the Purchaser, including without limitation the imposition of any increased or additional reserve requirements.

(d)The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

Section 1.3    Consideration.

(a)At the Closing, subject to the terms and conditions in this Agreement, the Purchaser shall, in exchange for the transfer to it of the Interests, pay to the Sellers total consideration equal to $77,000,000 (the “Total Consideration”), which is based on a Property value of $81,000,000 as described on Exhibit F attached hereto. If net proceeds, after payment of all Transaction Expenses, of (i) the IPO (the “IPO Proceeds”), and (ii) the New Loan result in an amount that is less than $77,000,000, then the Sellers shall have the option to either (1) retain additional Limited Partnership Interests as Retained Interests in each of the Owners in exchange for proportionately less cash, or (2) terminate this Agreement
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(b)The parties acknowledge that the partnership agreements of the Owners (the “Partnership Agreements”) will each be amended and restated as of the Closing Date in substantially the form attached as Exhibit B admitting the Purchaser as limited partner, and admitting an Affiliate of Purchaser as the general partner; provided, however that notwithstanding anything contained herein, Purchaser shall have the right to direct the Sellers to sell and/or assign all or some of the Interests to any Affiliate of Purchaser. Each Seller that will retain the Retained Interests shall be obligated to execute the Restated Partnership Agreements as a condition to Purchaser’s obligation to close, failing which this Agreement shall terminate.

Section 1.4    Adjusted Consideration. At the Closing, (i) real estate Taxes and assessments (including personal property Taxes, if any) applicable to the Property for the year in which the Closing occurs, (ii) rental income that has been collected (including base rents, additional rents, escalation charges, common area maintenance charges, imposition charges, heating and cooling charges, insurance charges, charges for utilities, percentage rent, and all other rents, charges and commissions paid by tenants to Owners or any of their Subsidiaries), (iii) omitted, (iv) insurance premiums, (v) utilities serving the Property, (vi) property management fees, (vii) prepaid charges, payment and accrued charges under any contracts entered into by Owners or any of their Subsidiaries with respect to the Property and (viii) all other items of income and expense with respect to the Property shall be prorated between the Owners, as constituted immediately prior to the Closing Date (the “Pre-Closing Owner”), on the one hand, and the “owners”, as constituted immediately subsequent to the Closing Date (the “Post-Closing Owner”), on the other hand, as if the transaction under this Agreement were a sale of real estate assets from Pre-Closing Owner, as seller, to Post-Closing Owner, as buyer; with all such items attributable to the period prior to the Closing Date to be credited or charged to the Pre-Closing Owner, and all such items attributable to the period commencing on the Closing Date to be credited or charged to the Post-Closing Owner. Except as otherwise provided in this Section 1.4, income and expenses shall be prorated on the basis of a 30-day month and, with respect to expenses only, on the basis of the accrual method of accounting. The prorations to be performed hereunder shall be completed by the parties based on the parties’ estimates as of the Closing, shall be evidenced by a closing statement prepared by the parties, shall be reconciled to the extent all necessary information is available within ninety (90) days of Closing and otherwise on or before March 31, 2016 (the “Reconciliation Period”), and shall be implemented through a cash payment from the Post-Closing Owner to the Sellers to the extent the prorations result in a net credit to the Pre-Closing Owner and a cash payment from the Sellers to the Post-Closing Owner to the extent the prorations result in a net charge to the Pre-Closing Owner. In addition, immediately prior to Closing, the Owners shall distribute to the Sellers any cash (other than any security deposits then held by the Owners or any of their Subsidiaries under leases for the Property) then held by the Owners or any of their Subsidiaries (to the extent not being transferred with the Interests as a proration in accordance with this Section 1.4) and such cash shall not remain in the Owners after Closing. The parties acknowledge that preparation of the closing statement will involve substantial time and effort and hereby agree that the closing statement shall be prepared by the parties three (3) days prior to the Closing Date as determined pursuant to Section 2.2. If the Closing actually takes place on a day other than the Closing Date, then, during the Reconciliation Period, the prorations shall be recalculated as of the actual Closing Date based on actual amounts and the parties shall prepare a revised closing statement, and to the extent such revised closing statement reveals that the Sellers received more or less cash than they should have received had the prorations included in the original closing statement not been based on estimated amounts and the Closing occurring on the Closing Date, then the Post-Closing Owner (if the Sellers received less cash than they should have received) or the Sellers (if the Sellers received more cash than they should have received), as applicable, shall make a cash payment to the other as necessary to make the cash received by the Sellers correct based on the revised closing statement. The terms of this Section 1.4 shall survive the Closing and not be merged therein.

Section 1.5    Designated Representative. The Sellers shall act only through Michael Samschick (the “Designated Representative”) and the Purchaser may rely on any action taken by the Designated Representative on behalf of the Sellers. The Sellers must take all the same actions and may not remove Michael Samschick as its representative or designate a replacement representative without the consent of the Purchaser.

Section 1.6    Term of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)at any time, by mutual written agreement of Purchaser and Sellers;

(b)by the Purchaser, at any time prior to the Closing, if (i) any Seller is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from the Purchaser (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Sections 2.1(a) and 2.1(b) incapable of being satisfied; provided that the Purchaser’s right to terminate this Agreement under this Section 1.6(b) shall not be available if the action or inaction of the Purchaser has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)by the Sellers, at any time prior to the Closing, if (i) the Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by the Purchaser in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from the Sellers (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Sections 2.1(a) and 2.1(c) incapable of being satisfied; provided that Sellers’ right to terminate this Agreement under this Section 1.6(c) shall not be available if the action or inaction of Sellers has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)by written notice by either the Sellers or the Purchaser to the other party, at any time after the date that is 60 days after the date the Series A-2 REIT publicly files the Registration Statement with the SEC (it being understood that the Series A-2 REIT shall submit or file the Registration Statement within 30 days after the Effective Date) (such date is hereinafter referred to as the “Termination Date”) if the Closing shall not have occurred on or prior to such date; provided that if the Series A-2 REIT has launched the IPO “roadshow” (“IPO Launch”) prior to the Termination Date, then the Termination Date shall be extended until the 30th day after the later of (x) the Termination Date or (y) the date of the IPO Launch. The right to terminate this Agreement under this Section 1.6(d) shall not be available to a party if the action or inaction of that party has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (provided that Sellers shall have no financial or other obligations relating to the IPO Launch);

(e)by either the Sellers or the Purchaser, if any of the conditions in Section 2.1(a)(i), (ii), (v) are not satisfied as described therein;

(f)by either the Sellers or the Purchaser, if any of the conditions in Section 2.1(a)(iii), (iv), (vi), (vii) are not satisfied as described therein, provided that the party for whose benefit the condition exists may elect to waive the condition and proceed to Closing;

(g)by the Purchaser, if any of the conditions in Section 2.1(b) or Section 1.2(c)(i)are not satisfied as described therein, unless waived by Purchaser; or

(h)by the Sellers, if any of the conditions in Section 2.1(c) are not satisfied as described therein, unless waived by Sellers.

Section 1.7     Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the parties under this Agreement shall terminate, except that the obligations set forth in Article 5 shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Termination Date as a result of the other party’s intentional breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 1.8    Default Remedies. If any Seller defaults in performing any of its obligations under this Agreement, the Purchaser shall have all rights and remedies available to it at law or in equity resulting from such Sellers’ default, including without limitation, the right to seek specific performance of this Agreement and such Sellers’ obligation to convey the Interests to the Purchaser hereunder and amend and restate the Partnership Agreements. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder.

ARTICLE 2
CLOSING

Section 2.1    Conditions Precedent.

(a)Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver, if applicable, by the Sellers and the Purchaser) of the following conditions:

i.The Series A-2 REIT’s registration statement on Form S-11 (the “Registration Statement”) to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Act (and Purchaser will promptly file and diligently pursue the same). This condition may not be waived by any party;

ii.The Registration Statement shall not be the subject of any stop order or proceeding by the SEC seeking a stop order. This condition may not be waived by any party;

iii.Unless the Sellers elect under Section 1.3(a)(1) in their sole and absolute discretion to retain additional Retained Interests, the Purchaser shall have received, concurrently with Closing hereunder (after payment of all Transaction Expenses), IPO Proceeds and a New Loan in an amount equal to $77,000,000 (it being acknowledged, for the avoidance of doubt, that if the Sellers so elect to retain additional Retained Interests pursuant to Section 1.3(a)(1), then this condition shall be deemed satisfied);

iv.No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions contemplated hereby, nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

v.The IPO Closing shall have occurred simultaneously with the Closing and the Series A-2 Common Shares shall have been approved for listing on the Nasdaq Capital Market or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party;

vi.The Existing Loan will be paid off at the Closing by the Sellers and replaced by the Sellers at Closing with the New Loan; and

vii.The execution and delivery at the Closing of (1) the executed Restated Partnership Agreement of each Owner, the form of which is attached hereto as Exhibit B, (2) the Master Lease, the form of which is attached hereto as Exhibit C, (3) the Property Management Agreement, the form of which is attached hereto as Exhibit D, and (4) the Administrative Agreement, the form of which is attached hereto as Exhibit E.

(b)Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

i.(A) The representations and warranties contained in Section 3.2(a), (b), (c), (d), (n), and (z) of this Agreement shall be true, correct and complete in all respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true, correct and complete only as of that earlier date) and (B) each of the other representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete (without regard to any qualifications as to materiality or material adverse effect (or any correlative term) contained in such representations or warranties) in all material respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true, correct and complete only as of that earlier date);

ii.Each Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

iii.All necessary consents and approvals of Governmental Authorities or third parties for the Sellers to consummate the transactions contemplated hereby shall have been obtained, including obtaining the New Loan;

iv.There shall not have been a bankruptcy or similar insolvency proceeding with respect to the Owners or any Seller;

v.Each Owner and each Seller, as applicable, shall have executed and delivered to the Purchaser the documents required to be delivered by it pursuant to Section 2.3 hereof; and

vi.Each Seller retaining a Retained Interest shall have delivered to the Purchaser an accredited investor questionnaire duly executed by such Seller.

Any or all of the conditions set forth in this Section 2.1(b) may be waived by the Purchaser in its sole and absolute discretion.
(c)Conditions to Obligations of the Sellers. The obligations of each Seller to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

i.The representations and warranties of the Purchaser contained in this Agreement shall be true, correct and complete (without regard to any qualifications as to materiality or material adverse effect (or any correlative term) contained in such representations or warranties) in all material respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true, correct and complete only as of that earlier date);

ii.The Purchaser shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

iii.The Purchaser shall have executed and delivered to the Sellers the documents required to be delivered pursuant to Section 2.3 hereof.

Any or all of the conditions set forth in this Section 2.1(c) may be waived by the Sellers in their sole and absolute discretion.
Section 2.2    Time and Place; Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.6, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the New York offices of Goodwin Procter LLP or such other place as determined by the Purchaser in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3    Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing are the following:

(a)The Restated Partnership Agreements (i.e., executed signature pages from all partners thereto);

(b)An Assignment and Assumption of the Interests in a form reasonably acceptable to Purchaser;

(c)Any other documents that are in the possession of a Seller or which can be obtained through such Seller’s or such Owner’s reasonable efforts which are reasonably requested by the Purchaser and are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Interests directly, free and clear of all Liens and effectuate the transactions contemplated hereby;

(d)The Purchaser on the one hand and the Owners and the Sellers on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership, limited liability company or other actions, as applicable, authorizing the execution, delivery and performance by the Purchaser (if so requested by a Seller) and the Owners and any Seller (if so requested by the Purchaser) of this Agreement, any related documents and the documents listed in this Section 2.3;

(e)The Purchaser on the one hand and the Sellers on the other hand shall provide to the other a certification to the effect set forth in (i) Section 2.1(c)(i) and 2.1(c)(ii) in the case of the Purchaser and (ii) Section 2.1(b)(i) and 2.1(b)(ii) in the case of the Sellers;

(f)The Sellers shall each provide the Purchaser with executed certificates of non-foreign status that comply in form and in substance with Treasury Regulation Section 1.1445-2(b);

(g)The Property Management Agreement, the Master Lease, and the Administrative Agreement; and

(h)An executed tenant estoppel certificate from New River Health & Wellness, LLC (the “Estoppel”) on such form provided by Purchaser’s mortgage lender, which shall be dated no earlier than thirty (30) days prior to the Closing Date.

Section 2.4    Intentionally Omitted
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Section 2.5    Closing Costs
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(a)Subject to Section 2.5(b) below, if the IPO Closing does not occur, in addition to their respective attorneys’ fees, costs and expenses, each of the Purchaser and the Sellers shall be responsible for all of their respective Transaction Expenses. If the IPO Closing occurs, it is intended that the reasonable Transaction Expenses of the Purchaser and the reasonable Transaction Expenses of the Sellers be paid out of the IPO Proceeds; provided, however, that each of the Purchaser and the Sellers shall be responsible for all of their respective Transaction Expenses in excess of the IPO Proceeds. For the avoidance of doubt, (i) the Sellers shall be responsible for the costs and expenses of the Pre-Closing Owner and (ii) the Sellers and Owners (and not the Purchaser) shall be responsible for their own Owner/Seller Transaction Expenses whether or not the IPO Closing occurs.

(b)If the IPO Closing does not occur due to the Sellers’ or Owners’ failure, refusal or inability to deliver the Interests, the Sellers shall reimburse the Purchaser for all reasonable Transaction Expenses (together with reasonable attorneys’ fees, costs and expenses) incurred by the Purchaser in connection with the transactions contemplated herein. If the IPO Closing does not occur for any reason other than the failure, refusal or inability of the Owners or the Sellers to deliver the Interests, then the Purchaser shall be responsible for all reasonable Transaction Expenses incurred by the Owners in connection with the transactions contemplated herein.

(c)The parties do not anticipate any material transfer taxes or any transfer tax return filing requirements to result from the proposed transaction. However, if any are imposed, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be shared equally by the Sellers and the Purchaser.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as set forth below in this Section 3.1, which representations and warranties are true and correct as of the Effective Date (or such other date specifically set forth below):

(a)Organization; Authority. The Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement, and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Purchaser, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Due Authorization. The execution, delivery and performance by the Purchaser of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of the Purchaser. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Purchaser constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)Consents and Approvals. Except for (i) the New Loan, (ii) the SEC declaring the Series A-2 REIT’s Registration Statement effective and (iii) any necessary regulatory filings and other filings under state laws in connection with the IPO, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Purchaser is a party, or the consummation of the transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to make, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(d)No Violation. None of the execution, delivery or performance by the Purchaser of this Agreement or any other agreement or document contemplated by this Agreement to which the Purchaser is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Purchaser, (ii) any agreement, document or instrument to which the Purchaser is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Purchaser, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(e)No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, Purchaser shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of Purchaser contained in this Agreement shall expire at the Closing.

Section 3.2    Representations and Warranties of the Sellers. Each Seller jointly and severally hereby represents and warrants to the Purchaser as set forth below in this Section 3.2, which representations and warranties are true and correct as of the Effective Date (or such other date specifically set forth below):

(a)Organization; Authority.

i.Each Seller is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and, in each case, has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. Each Seller, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or Owner Material Adverse Effect.

ii.Each Owner is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement, and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. Each Owner, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect.

iii.The Purchaser has been provided complete and accurate copies of the Organizational Documents of each Owner and each General Partner, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

(b)Due Authorization. The execution, delivery and performance by each Owner and each Seller of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of such entity. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of each Owner and each Seller constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Owner and such Seller, each enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)Ownership of Interests. Each Seller is the record and beneficial owner of the Interests in the Owners as set forth on Exhibit A as of the Effective Date and as of the Closing Date, and the applicable Seller will have the power and authority on the Closing Date to transfer, sell, assign and convey to the Purchaser or any of its Subsidiaries, as applicable, its respective Interests free and clear of any Liens and, upon delivery of the Total Consideration for such Interests as provided herein, the Purchaser or such Subsidiary, as applicable, will acquire good and valid title thereto, free and clear of any Liens. The Interests set forth on Exhibit A constitute all of the Interests owned directly or indirectly by any Seller or their controlled Affiliates that the Sellers are transferring as of the Closing. Except as provided for or contemplated by this Agreement, as of the Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (A) relating to the Interests or (B) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Interests. The Sellers collectively own one hundred percent (100%) of the Interests in the Owners.

(d)Capitalization. Schedule 3.2(d) sets forth as of the date hereof a true, correct and complete description of the capitalization of the Owners. All of the issued and outstanding Interests of the Owners are validly issued and are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for Interests in the Owners.

(e)Licenses and Permits. All notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Property has been obtained or can be obtained without material cost, are in full force and effect, are in good standing, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect. None of the Sellers, nor any Owner, nor, to the Knowledge of the Sellers, any third party, has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect.

(f)Litigation. Except as set forth on Schedule 3.2(f), there is no action, suit or proceeding pending or, to the Sellers’ Knowledge, threatened against the Sellers or the Owners. As of the date hereof, there is no action, suit or proceeding pending or, to Sellers’ Knowledge, threatened against the Sellers or the Owners which challenges or impairs the ability of the Sellers or the Owners to execute, deliver or perform their obligations under this Agreement or any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. Except as set forth on Schedule 3.2(f), there is no outstanding order, writ, injunction or decree of any Governmental Authority against the Sellers or the Owners or affecting all or any portion of their respective properties or assets. No Owner or Seller has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Property or any portion thereof.

(g)Compliance with Laws. The Sellers and the Owners have conducted their respective businesses and maintained the Property in compliance with all applicable Laws, in each case, in all material respects. None of the Sellers or the Owners has Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of its respective business or the commencement of any investigation respecting any such possible violation. To Sellers’ Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Property is in violation of any applicable building code, zoning ordinance or other “land use” Law in any material respect.

(h)Property Interest.

i.The Owners collectively hold the Property as set forth on Schedule 3.2(h)(i) free and clear of all Liens except for Permitted Encumbrances.

ii.With respect to each ground lease and operating lease identified in Schedule 3.2(h)(ii), and each lease under which an Owner is a landlord or sublandlord at the date hereof, (A) such lease is valid, binding against such Owner, and to Sellers’ Knowledge, the other parties thereto, and in full force and effect, (B) none of the Owners, and to Sellers’ Knowledge, any other party thereto, is (x) in material violation of, or material default under, such lease, or (y) received any written notice alleging an event of default under such lease which has not been cured, (C) the Owners have not granted an option or a right of first refusal or offer, (D) to Sellers’ Knowledge, no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by the Owners or the applicable lessor under the relevant lease and (E) the leases listed on Schedule 3.2(h)(ii) constitute all leases to which the Owners are a party or by which the Owners are bound and true, correct and complete copies of all such leases and any amendments have been made available to the Purchaser. All of the renewal, extension and expansion options and rights of first offer or first refusal to lease additional space, and any tenant improvement work required to be performed or tenant improvement allowances required to be paid by the landlord with respect to any of such options are as set forth in the relevant leases and no commissions or tenant improvement allowances remain to be paid. All tenants are in occupancy and are current in their payments of rent.

(i)Insurance. The Owners have in place the public liability, casualty and other insurance coverage with respect to the Property as is customary for properties of the size and type of the Property, including in all cases, such coverage as is required under the terms of the New Loan and/or any ground or operating lease in place. Each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. The Owners have not received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(j)Environmental Matters. Except as set forth on Schedule 3.2(j): (i) no Owner is in violation of, and has not failed to comply with, any Environmental Laws, (ii) no Owner has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that such Owner is not in compliance with applicable Environmental Laws with respect to the Property (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) the Owners have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their principal terms and conditions and (iv) to the Sellers’ Knowledge, there has not been a release of a hazardous substance on the Property that would require investigation or remediation under applicable Environmental Laws.

(k)Eminent Domain. There is no existing, pending, or to the Sellers’ Knowledge, threatened in writing, condemnation, eminent domain or similar proceeding which would affect the Property.

(l)Consents and Approvals. No Consent, other than those consents explicitly described in Section 3.1(c)(i), (ii), and (iii), is required to be obtained by any Seller or the Owner in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which such Seller or the Owner is a party, or the consummation of the transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to make, would not, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect.

(m)No Violation. None of the execution, delivery or performance by the Owners or any Seller of this Agreement or any other agreement or document contemplated by this Agreement to which such entity or individual is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the transactions contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of any such entity, if applicable, (ii) any agreement, document or instrument to which such Seller or such Owner is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on such entity, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an Owner Material Adverse Effect.

(n)Taxes.

i.There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable and for Taxes being contested in good faith and by appropriate proceedings) upon any Interests of the Sellers or any property owned by the Owners.

ii.None of the Sellers (or if any of the Sellers is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(d)(iii), then its sole owner for such purposes) is a foreign person within the meaning of Section 1445 of the Code.

iii.Prior to the Closing, each Owner has at all times been treated as a “partnership” for U.S. federal income tax purposes and any applicable provision of state or local Tax Law. The Sellers have made available to the Purchaser copies of all U.S. federal, state and local Tax Returns and elections filed by or with respect to each Owner.

iv.Each Owner has timely filed all U.S. federal, state and local Tax Returns and reports required to be filed by such Owner, and all such Tax Returns are true, correct and complete in all material respects. Each Owner has timely paid all U.S. federal, state and local Taxes required to be paid by such Owner, including all withholding Taxes. To the best of Seller’s Knowledge, each Owner has complied with all applicable laws with respect to withholdings of Taxes. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against any Owner (or, to the Knowledge of the Sellers, has been threatened or proposed), and no audit, examination or other proceeding with respect to the Owners by any Governmental Authority is pending or has been threatened or announced in writing. No written claim has been made by any Governmental Authority in a jurisdiction where any Owner does not file Tax Returns that such Owner is or may be subject to taxation by such jurisdiction. Neither Owner has granted any waiver of any statute of limitations with respect to, or any extension for the period of assessment of, any Tax.

v.Other than as may be provided in this Agreement, neither Owner has entered into any Tax indemnification, allocation or sharing agreements (or similar agreements) under which such Owner could be liable for any Tax liability of any other Person. Neither Owner is a party to any joint venture, partnership or other agreement or arrangement treated as a partnership under the Code. Neither the Owners nor the Sellers has made an election under Section 108(i) of the Code with respect to the Owners. Neither Owner has entered into any “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

vi.Neither Owner will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing as a result of (i) a “closing agreement” described in Section 7121 of the Code (or any corresponding provision of state or local Law), (ii) a change in method of accounting for a taxable period occurring on or prior to the Closing, (iii) the use of an improper method of accounting for a taxable period occurring on or prior to the Closing, (iv) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing (including as a result of any failure to acquire “replacement property” to complete a transaction intended to qualify under Section 1031 or 1033 of the Code), or (v) a prepaid amount received or paid prior to the Closing.

(o)Contracts and Commitments. Except as set forth in Schedule 3.2(o), no Owner is a party to:

i.contracts evidencing or relating to indebtedness (other than the Existing Loan, which will be replaced by the Sellers at the Closing with the New Loan);

ii.contracts evidencing or relating to any obligations of the Owners with respect to the issuance, sale, repurchase or redemption of any equity securities of the Owners;

iii.any real property leases;

iv.leases of personal property under which an Owner is the lessee and is obligated to make payments more than $20,000 per annum;

v.contracts relating to any litigation involving the Owners at any time during the last five (5) years;

vi.contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last five (5) years;

vii.contracts limiting the freedom of the Owners or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment; and

viii.any contract not otherwise listed above involving payments to or from the Owners or any of their Subsidiaries in excess of $20,000 per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to the Owners.

With respect to each of the contracts to which the Owners are parties and which is required to be set forth on Schedule 3.2(o) (the “Material Contracts”), which Schedule constitutes a complete list of all Material Contracts, such Material Contract is in full force and effect and is the legal, valid and binding obligation of the Owners, and, to Sellers’ Knowledge, the other parties thereto, as applicable, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete copies of the Material Contracts have been made available to Purchaser. With respect to each Material Contract, neither the Owners nor, to Sellers’ Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to Sellers’ Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by the Owners or any other party to such Material Contract.
(p)Intentionally Omitted.

(q)Bankruptcy. No Bankruptcy or similar insolvency proceeding has occurred or been filed with respect to any Seller or any Owner. As used herein, “Bankruptcy” means a Seller or an Owner has (A) admitted in writing its inability to pay its debts as they become due, (B) made a general assignment for the benefit of its creditors, (C) filed a voluntary petition or commenced a voluntary case or proceeding under the Federal Bankruptcy Code, (D) been adjudicated bankrupt or insolvent, (E) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, or (F) failed to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, Bankruptcy, reorganization or other proceedings are pending or, to Sellers’ Knowledge, threatened against any Seller or any Owner or the Property, nor are any such proceedings contemplated by any Seller or any Owner. The Sellers and the Owners are solvent now and will be solvent immediately following the transfer of the Property and the Interests (if applicable) to the Purchaser. No Owner or Seller has entered into the transaction contemplated by this Agreement with the intent to hinder, delay, or defraud any creditor.

(r)Investment.

i.Each applicable Seller is retaining the Retained Interests solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and with a view to, or for offer or sale in connection with, any distribution thereof in violation of U.S. federal securities laws. Each applicable Seller agrees and acknowledges that, except as set forth in the preceding sentence, it may not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Retained Interests, unless (i) the Transfer is pursuant to an effective registration statement under the Act (or an exemption from such registration in accordance with clause (ii) below) and qualification or other compliance under applicable blue sky or state securities laws, (ii) if requested by the Purchaser, counsel for the transferor (which counsel shall be reasonably acceptable to the Purchaser) shall have furnished the Purchaser with an opinion, reasonably satisfactory in form and substance to the Purchaser, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and (iii) the Transfer otherwise is permitted by the Restated Partnership Agreement. Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the Restated Partnership Agreement.

ii. Each Seller is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by U.S. federal securities laws. Each applicable Seller is able to bear the economic risk of holding the Retained Interests for an indefinite period and is able to afford the complete loss of its investment in the Retained Interests. Each such Seller is familiar with the Owners and has received and reviewed all information and documents about or pertaining to Owners and the business and prospects of the Owners and the retention of the Retained Interests as such Seller deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Purchaser and the business and prospects of the Owners which such Seller deems necessary or desirable to evaluate the merits and risks related to the retention of the Retained Interests; and each such Seller understands and has taken cognizance of all risk factors related to the receipt and ownership of the Retained Interests. Each Seller is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Seller’s advisors (including tax advisors), and not upon that of the Purchaser or any of the Purchaser’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(s)Holding Period. Each applicable Seller acknowledges that it has been advised that (i) the Retained Interests are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable U.S. federal securities laws and may be Transferred only in accordance with Section 3.2(r)(i) and (ii) each such Seller understands that the Owners have no obligation or intention to register any Retained Interests. Accordingly, each such Seller may have to bear indefinitely, the economic risks of an investment in such Retained Interests and a notation shall be made in the appropriate records of the Owners indicating that the Retained Interests and are subject to restrictions on transfer.

(t)Accredited Investor. Each applicable Seller is an “accredited investor” under the Act. Each such Seller previously has provided the Owners with an accredited investor questionnaire duly executed by such Seller and such questionnaires remain unchanged and in full force and effect. No event or circumstance has occurred since delivery of such questionnaire to make the statements contained therein false or misleading.

(u)OFAC. None of the Sellers or the Owners, and to the Knowledge of the Sellers, none of their partners, members, shareholders or other equity holders: (i) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) is a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (iii) is an Embargoed Person (as defined below) or (iv) is intentionally engaging or will intentionally engage in any dealings or transactions or be otherwise associated with any persons or entities described in clauses (i)-(iii) of this Section 3.2(u). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(v)Anti-Money Laundering. None of the Sellers or Owners: (i) has received written notice that it is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. For purposes of this Agreement, such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(w)Patriot Act. Each of the Sellers and the Owners is in compliance with any and all applicable provisions of the Patriot Act.

(x)No Claims. Each Seller represents and warrants that it does not have any claims against any Owner or, if applicable, any of its respective members, managers, managing members, officers, directors or agents.

(y)Financial Statements.

i.The Sellers have furnished to the Purchaser true, accurate and complete copies of (i) financial statements consisting of the consolidated balance sheets of each Owner for the fiscal years ended December 31, 2013 and December 31, 2014 and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, together with all related notes and schedules thereto, and (ii) the unaudited consolidated balance sheet of each Owner for March 31, 2015 and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flow for the three-month period then ended (together the “Financial Statements”).

ii.The Financial Statements (i) have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to normal year-end adjustments which will not be material in nature or amount to the Owners), and (ii) fairly present, in all material respects, the financial condition of the Owners as of the respective dates they were prepared and the results of the operations of the Owners for the periods indicated.

iii.Except as reflected in the Financial Statements and other than the Existing Loan which will be paid off and replaced with the New Loan at Closing, the Owners have no liabilities (whether or not the subject of any other representation or warranty hereunder) except for liabilities that may have arisen in the ordinary course of business since March 31, 2015 and which are not, and would not reasonably be expected to be, individually or in the aggregate, result in an Owner Material Adverse Effect.

(z)Broker. Except as set forth on Schedule 3.2(z), none of the Owners or the Sellers or any of their members, managing members, partners, general partners, directors, officers or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm (each, a “Broker Agreement”) that will result in the obligation of the Owners, Sellers or Purchaser or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions or any leases contemplated by this Agreement; provided that the Owners shall be responsible for paying that certain brokerage fee to Kobella Investment, LLC, up to $324,000 and the brokerage fee due to CB Richard Ellis Inc. pursuant to a separate agreement among Owners and CB Richard Ellis.

(aa)No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.2, none of the Sellers shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

(ab)Survival of Representations and Warranties. Except as otherwise provided, all representations and warranties contained in this Section 3.2 or in any certificate or affidavit delivered by a Seller or an Owner pursuant to this Agreement shall survive the Closing for a period of 180 days (the “Survival Period”).

Section 3.3     “Sellers’ Knowledge” or “Knowledge of the Sellers”. “Sellers’ Knowledge”, “Knowledge of the Sellers” or words of similar import shall refer only to the actual knowledge of Michael Samschick and shall not be construed to impose upon Michael Samschick any duty to investigate the matters to which such knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of Michael Samschick arising out of any of the Sellers’ representations and warranties.

ARTICLE 4
COVENANTS

Section 4.1    Covenants of the Sellers.

(a)During the period from the Effective Date to the Closing Date (except as otherwise provided for or contemplated by this Agreement), the applicable Sellers shall use commercially reasonable efforts to (and shall cause the Owners to) conduct the businesses of the Owners and operate and maintain the Property in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with tenants and others having business dealings with it, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the Effective Date to the Closing Date, the applicable Sellers shall not (and shall not permit the Owners to) without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion:

i.(A) issue or authorize the issuance of any other Interest in respect of, in lieu of or in substitution for any Interests or make any other changes to the equity capital structure of the Owners, or (B) purchase, redeem or otherwise acquire any Interests of the Owners or any other securities thereof;

ii.obtain any financing, issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, the Property, any Interests or any other assets of the Owners;

iii.amend, modify or terminate any lease, contract or other instruments relating to the Property, including, without limitation, insurance policies, or enter into any lease, service or management contracts affecting the property or any new lease;

iv.undertake any capital project at the Property;

v.initiate, and shall discontinue any ongoing negotiations and shall not distribute any marketing materials, retail a sales broker, solicit any offers, enter into any negotiations, or sell or enter into a joint venture with any party other than the Purchaser with regards to the Property prior to Closing;

vi.create or incur any mortgage, deed, trust, lien, pledge or other encumbrance in any way affecting any portion of the Property other than a Permitted Encumbrance;

vii.omitted;

viii.amend the Organizational Documents of any Owner;

ix.adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any Owner;

x.materially alter the manner of keeping the Owners’ books, accounts or records or the accounting practices therein reflected;

xi.terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;

xii.take any action or fail to take any action the result of which would have an Owner Material Adverse Effect;

xiii.make, change or revoke any material income tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, file any refund for any Tax, settle or compromise any Tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of any Tax or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

xiv.omitted;

xv.commence or settle any litigation other than so called “slip and fall” suits adequately covered by insurance;

xvi.take any action that would frustrate the Sellers’ or Owner’s ability to consummate the transactions contemplated by this Agreement; or

xvii.authorize, commit or agree to take any of the foregoing actions.

(b)From the Effective Date through the Closing, the applicable Sellers will, and will cause the Owners to inform the Purchaser promptly in writing of any event materially and adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against including, without limitation, any default or default notice relating to the lease, and promptly deliver to the Purchaser copies of written default notices and notices of violations affecting the Property received by any such Sellers or the Owners between the Effective Date and Closing.

(c)The applicable Sellers will cause the Owners to (i) pay all Taxes required to be paid by or with respect to the Owners prior to the Closing, and (ii) file all Tax Returns required to be filed by or with respect to the Owners for all taxable periods ending on or prior to the Closing Date; provided, that (x) such Tax Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Owners and (y) such Sellers will cause the Owners to provide the Purchaser with draft Tax Returns proposed to be filed by or with respect to the Owners not later than fifteen (15) Business Days prior to the due date thereof (including valid extensions) for the Purchaser’s review and consent (not to be unreasonably withheld, delayed or conditioned). Following the Closing, the new general partner of the Owners shall file all Tax Returns required to be filed by or with respect to the Owners for all taxable periods ending after the Closing Date.

(d)The parties agree that the Sellers shall cause each Owner to make an election under Section 754 of the Code with respect to such Owner effective for the sale and purchase of the Interests.

(e)Following the Effective Date, the Sellers shall prepare and distribute to New River Health & Wellness, LLC the Estoppel. It shall be a condition to Closing that the Sellers deliver to Purchaser the executed Estoppel meeting the applicable requirements of Section 2.3(h).

Section 4.2     Indemnification.

(a)From and after the Closing and expiring upon the expiration of the Survival Period, the Sellers, jointly and severally, shall indemnify, defend and hold harmless, without duplication, the Purchaser and its Affiliates and their respective officers, partners, members, directors, employees, shareholders, attorneys, agents, representatives, successors and assigns (collectively, “Purchaser Indemnitees”) from and against any Losses arising out of, relating to or in connection with (i) any breach by a Seller of any representation or warranty contained in Section 3.2; (ii) any breach by a Seller or Owner of any covenant made by a Seller or Owner contained in this Agreement, (iii) any Owner/Seller Transaction Expenses not repaid at or prior to the Closing, and (iv) any Indemnified Taxes.

(b)The Sellers or Owners shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 4.2(a)(i) unless and until the aggregate amount of all such claims for such matters exceeds $500,000, in which event Purchaser Indemnitees will be entitled to recover all Losses arising out of or relating to such matters in excess of such amount. The maximum aggregate liability of the Sellers under this Agreement shall not exceed Eight Million Dollars ($8,000,000.00) in the aggregate.

(c)The Purchaser and Sellers represent to each other that no party has dealt with any broker or real estate consultant in connection with the transaction contemplated by this Agreement other than the Broker Agreements listed on Schedule 3.2(z). The Purchaser and Sellers shall indemnify, defend and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the other indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 4.2(c). The provisions of this Section 4.2(c) shall survive the Closing or earlier termination of this Agreement.

Section 4.3    Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, the Purchaser and each Seller covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate (including executing and delivering additional documents) to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5
CONFIDENTIALITY

Section 5.1    Confidentiality.

(a)Except as may be required by law or in connection with the IPO or any court or administrative proceeding, no Owner or Seller nor any of their respective agents or designees, on the one hand, and Purchaser or any of its respective agents or designees on the other hand, shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to such party’s, as applicable, consultants, advisors, attorneys, accountants, lenders and investors or potential lenders or investors, who, in turn, shall be informed of this Section 5.1), without first obtaining the written consent of the other party, provided that with prior notice to the Sellers, following Closing, the Purchaser may issue a press release or publish a so-called “tombstone advertisement” with respect to its investment in the Property. For the avoidance of doubt, any public announcement by the Sellers indicating the Purchaser’s affiliation with the Sellers in connection with the transactions contemplated hereby and the timing of such announcement (which shall include electronic communications) must be agreed to in writing by the Purchaser in advance.

ARTICLE 6
MISCELLANEOUS

Section 6.1    Defined Terms
.
(a)Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
800 Delaware	Preamble
Agreement	Preamble
Amendment	Section 1.3(b)
Anti-Money Laundering Laws	Section 3.2(v)
Bankruptcy	Section 3.2(q)
Broker Agreement	Section 3.2(z)
Brown	Preamble
Closing	Section 2.2
Closing Date	Section 2.2
Closing Documents	Section 2.3
Consent	Section 3.1(c)
Consent and Amendment	Section 1.2(b)
Designated Representative	Section 1.5
Effective Date	Preamble
Embargoed Person	Section 3.2(r)
Estoppel	Section 2.3(h)
Existing Loan	Section 1.2(a)
Financial Statements	Section 3.2(y)(i)
General Partnership Interests	Recital A
Interests	Recital C
IPO	Recital A
IPO Closing	Section 2.2
IPO Launch	Section 1.6(d)
IPO Proceeds	Section 1.3(a)
Knowledge of the Sellers	Section 3.3
Lender Reserves	Section 1.4
Limited Partnership Interests	Recital A
Material Contract	Section 3.2(o)
New Loan	Section 1.2(b)
New Loan Amount	Section 1.2(c)(i)
OFAC	Section 3.2(r)
Partnership Agreements	Section 1.3(b)
Patriot Act	Section 3.2(v)
Property	Recital A
Purchaser	Preamble
Purchaser Indemnitees	Section 4.2(a)
Reconciliation Period	Section 1.4
Registration Statement	Section 2.1(a)(i)
Reserves	Section 1.4
Restated Partnership Agreements	Section 1.3(b)
Retained Interests	Recital B
SEC	Section 2.1(a)(i)
Sellers’ Knowledge	Section 3.3
Series A-2 REIT	Recital A
Survival Period	Section 3.2(bb)
Termination Date	Section 1.6(d)
Total Consideration	Section 1.3(a)
Transfer	Section 3.2(r)(i)

(b)For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means Securities Act of 1933, as amended.
“Administrative Agreement” means the administrative services agreements among Series A-2 REIT and ETRE Asset Management, LLC, on the one hand, and Brown and 800 Delaware, on the other hand, in the form of Exhibit E attached hereto
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.
“Code” means the Internal Revenue Code of 1986, as amended.
“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.
“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
“Indemnified Taxes” means any and all Taxes (i) imposed on the Owners for a taxable period (or portion thereof) ending prior to the Closing Date, (ii) incurred as a result of a breach of a representation or warranty contained in Section 3.2(n), (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Owner (or any predecessor) is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, or (iv) of any Person imposed on any Owner as a transferee or successor, by contract, indemnification agreement or otherwise, or pursuant to any Law, which Taxes relate to an event, agreement or transaction occurring prior to the Closing Date. In the case of any taxable period that includes, but does not end on, the day immediately prior to the Closing Date (a “Straddle Period”), the amount of any Taxes of the Owners (a) based on or measured by income or receipts, sales or use, employment, or withholding for the taxable period (or portion thereof) ending on or before the day immediately prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Owners hold a beneficial interest shall be deemed to terminate at such time) and (b) the amount of other Taxes of the Owners for a Straddle Period for the taxable period ending on or prior to the day immediately prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the day immediately prior to the Closing Date and the denominator of which is the number of days in such Straddle Period.
“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.
“Lien” means all pledges, claims, judgments, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
“Losses” means all claims, losses, Taxes, damages (including diminution of value), deficiencies, liabilities, interest, penalties, fees, charges, judgments, claims, damages, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds.
“Master Lease” means that master lease between the Sellers and the Post-Closing Owner, in the form of Exhibit C attached hereto.
“Restated Partnership Agreement” means the amended and restated agreement of limited partnership of each Owner in effect immediately upon the Closing.
“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.
“Owner Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or prospects of either Owner, taken as a whole.
“Owner/Seller Transaction Expenses” means all fees, costs and expenses incurred, accrued or to be paid by the Owners or Sellers in connection with the transactions contemplated by this Agreement or any transaction or series of transactions, similar to the such transactions, including fees and disbursements of counsel, financial advisors, consultants and accountants and any brokerage commissions.
“Permitted Encumbrances” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) all present and future zoning, building, environmental and other Laws generally applicable to the districts in which the Property is located, which are not violated; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) Liens securing financing or credit arrangements existing as of the Closing Date approved by the Purchaser in accordance with Section 4.1; (v) Liens arising under leases entered into in the ordinary course of business approved by the Purchaser in accordance with Section 4.1; and (vi) any exceptions contained in the title policies relating to the Property made available to the Purchaser at or prior to the date hereof that do not materially detract from the value or the marketability of the Property or the ability of the Property to be financed.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Property Management Agreement” means an asset and property management agreement between CORE Realty Inc. and Brown, in the form of Exhibit D attached hereto.
“Purchaser Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or prospects of the Purchaser and its Subsidiaries taken as a whole.
“Series A-2 Common Shares” means Series A-2 Common Shares of the Series A-2 REIT representing Series A-2 Limited Liability Company Interests.
“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, service, premium, property (real, personal and intangible), sales, use, abandoned property, escheat, franchise, employment, unemployment, transfer, real estate transfer, mortgage recording, excise and other taxes, tariffs, fees, assessments or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to taxes with respect thereto (including interest on penalties and additions to taxes).
“Tax Returns” means any and all returns, claims for refund, reports, information statements and forms filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
“Transaction Expenses” means costs and expenses incurred in connection with (i) the negotiations, due diligence investigation, preparation of final agreements and documents related to the transactions contemplated by this Agreement, (ii) offering expenses in connection with the IPO and (iii) other costs and expenses in connection with the transactions contemplated by this Agreement, but shall not include (x) any attorneys’ fees or (y) brokerage fees or commissions.
Section 6.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Purchaser:
44 Wall Street
New York, New York 10005
Phone: (212) 596-7225
Attn: General Counsel

with a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Phone: (212) 813-8842
Facsimile: (212) 355-3333
Attn: Mark Schonberger, Esq.

and

To a Seller:

c/o Core Realty, Inc.
114 Chestnut Street, 5th Floor
Philadelphia, PA 19106
Phone: (215) 829-4465
Facsimile: (215) 829-4577
Email: corerealty1@aol.com

with a copy to:

Matthew A. Cosenza, Esquire
Kaplin | Stewart
910 Harvest Drive
Blue Bell, PA 19422
Phone: (610) 941-2545
Facsimile: (610) 684-2008

Section 6.3    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.4    Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto and the Purchaser Indemnitees in respect of Section 4.2 hereof.

Section 6.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 6.6    Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 6.7    Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Purchaser may designate assignees and otherwise may assign its rights and obligations hereunder to any Affiliate of the Purchaser. For the avoidance of doubt, any reference to an acquisition by the Purchaser shall also be deemed to refer to an acquisition by any of its Affiliates or Subsidiaries.
Section 6.8    Jurisdiction. The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Philadelphia County, Pennsylvania with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 6.9    Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 6.10    Rules of Construction.

(a)The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
Section 6.11    Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 6.12    Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.13    No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any shareholder, managing member, general partner, trustee, executor, director, officer or employee of any Seller or Purchaser, to the extent applicable, in their capacities as such.

Section 6.14    Further Assurances. The Sellers (including by causing the Owners to take such actions), on the one hand, and the Purchaser, on the other hand, shall promptly take any and all such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby, including the transfer of the Interests to the Purchaser or a Subsidiary, as the case may be, as contemplated hereby.

Section 6.15    Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors.

Section 6.16    Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 6.17    Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Pennsylvania (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit any Seller to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement for the Purchase and Sale of Partnership Interests as of the date first written above.

“PURCHASER”
ETRE HOLDINGS A-2, LLC
By: Series A-2 of ETRE REIT, LLC, its sole member

By:    /s/ Paul Frischer
Name: Paul Frischer
Title: Authorized Signatory
“OWNER”
1 Brown Street ASSOCIATES, L.P.,
By: 1-33 Brown Street, LLC, its general partner
By:    /s/ Michael Samschick
Name: Michael Samschick
Title: President
“OWNER”
800 Delaware Ave Associates L.P.,
By: 800 North Delaware Avenue, LLC, its general partner

By:    /s/ Michael Samschick
Name: Michael Samschick
Title: President
“SELLER”

WATERVIEW GRANDE, L.P.

By: Waterview Grande General, LLC, its general partner

By:    /s/ Michael Samschick
Name: Michael Samschick
Title: President
“SELLER”
1-33 BROWN STREET, LLC
By:    /s/ Michael Samschick
Name: Michael Samschick
Title: President
“SELLER”
800 NORTH DELAWARE AVENUE, LLC
By:    /s/ Michael Samschick
Name: Michael Samschick
Title: President

EXHIBIT A

SELLERS’ INTERESTS

Sellers	Interests
Waterview Grande L.P.	99.99%
1-33 Brown Street, LLC	0.01%
800 North Delaware Avenue, LLC	0.01%

EXHIBIT B

FORM OF RESTATED PARTNERSHIP AGREEMENT

EXHIBIT C

FORM OF RETAIL MASTER LEASE

EXHIBIT D

FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT E

FORM OF ADMINISTRATIVE AGREEMENT

Exhibit F
Assumed CAPITALIZATION OF THE PROPERTY AND USE OF FUNDS
The following represents the expected capitalization of the Owners as of the Closing and the use of funds from the IPO Proceeds and New Loan, but may change based on the actual IPO Proceeds, the principal amount of the New Loan, or changes to other line items.

Capitalization
Property Value	$81,000,000
Reserves Capex	$500,000
Other Reserves	$0
Transaction Costs	$5,867,776
Total Capitalization	$87,367,776

Debt	$52,000,000
Equity	$35,367,776
REIT Equity	$31,477,321
Core Equity	$3,890,455

Use of Funds
Proceeds to Core	$77,109,545
Core Retained Interest	$3,890,455
Transaction Costs	$5,867,776
Reserves	$500,000
Total Uses	$87,367,776

SCHEDULE 3.2(d)

CAPITALIZATION OF OWNERS

SCHEDULE 3.2(f)

LITIGATION
None.

CHEDULE 3.2(h)(i)

LIENS

Any current mortgages on the Property, which will be paid at Closing.

SCHEDULE 3.2(h)(ii)

LEASES

Lease among 1 Brown Street Associates, L.P. (“Landlord”), New River Health & Wellness, LLC (“Tenant”) and Transplex, LLC (“Guarantor”) dated as of October 3, 2014.

SCHEDULE 3.2(j)

ENVIRONMENTAL

Any environmental reports delivered by Sellers to Purchaser.

SCHEDULE 3.2(o)

MATERIAL CONTRACTS

Lease among 1 Brown Street Associates, L.P. (“Landlord”), New River Health & Wellness, LLC (“Tenant”) and Transplex, LLC (“Guarantor”) dated as of October 3, 2014.

SCHEDULE 3.2(z)

BROKER AGREEMENTS

None.